EXHIBIT 99.1

ENGlobal Wins Modular Environmental Project

HOUSTON, TX, March 21, 2017 (MARKETWIRE) - ENGlobal (NASDAQ: ENG), a leading provider of engineering and automation services, today announced that it was awarded an environmental project valued at over $1 million, with the potential to expand to a larger scope. Located in the Southeast U.S, this environmentally driven installation will provide cleaner air and enhanced plant operability, while significantly benefitting from ENGlobal’s accelerated schedule.

This award highlights the Company’s integrated approach for providing engineered modular solutions utilizing its heritage professional skills together with its more recently formed fabrication capability. Execution of this important project will involve multiple ENGlobal capabilities, including engineering, automation, procurement and fabrication, for the key elements of an industrial recycling facility.

“We believe that our vertically integrated approach to project delivery will continue to benefit our targeted markets” said William A. Coskey, P.E., CEO of ENGlobal. “We are delighted to be selected as a critical partner for this environmental project.”

About ENGlobal

ENGlobal (Nasdaq: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal’s filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:
Mark A. Hess
Phone: (281) 878-1040
E-mail: ir@ENGlobal.com